On July 1, 1996, the Board of Directors approved a proposal to amend the Company's 1994 Stock Option Plan (the "1994 Plan"), subject to approval by the Company's stockholders, to increase the number of shares of common stock that may be issued pursuant to the 1994 Plan from 343,125 to 543,125 shares. The proposal was approved at the Annual Meeting of Stockholders held on August 27, 1996.
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